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                                                                 Exhibit 10.05


                          PROGRAMING SERVICES AGREEMENT

           This Agreement is effective March 27, 2001 by and between Telemarket Resources International (TRI), having its principal address at 205 South 77th Street, Omaha, NE 68114 and Advanced Business Sciences, Inc., a corporation organized and existing wider the laws of Delaware, having offices at 3345 North 107th Street, Omaha, NE 68134.

           WHEREAS, TRI is a computer software development and consulting company, also providing consulting services related to computer software, and, Whereas, CUSTOMER desires to contract with TRI for software development and/or consulting services;

           NOW THEREFORE, in consideration of the above, the parties agree as follows:

1.0       DEFINITION OF SERVICES

          1.1 TRI shall provide software development and/or consulting services to CUSTOMER as set out in the Statement of Work Attachment(s) A1, and as supplemented form time-to-time as required by Attachment(s) A2, A3 and any subsequent Attachment(s) A hereto, as executed by the parties and attached hereto, and incorporated herein by this reference. TRI shall have no obligation to provide services unless a written Statement of Work or other written authorization has been executed by the parties in agreement with this Agreement.

          1.2 The term of this Agreement begins March 27, 2001 and shall remain in force until terminated by either party with one month written notice. Completion of any specific services shall not terminate this agreement, it being the intent of the parties to leave this agreement in effect in the event of future order for services.

2.0       PAYMENT PROCEDURES

          2.1 CUSTOMER shall pay TRI programming services fees according to the rates specified in the Statement of Work ("SOW") attachments(s) attached hereto, in accordance with TRI's established rates and minimums in effect when the services are rendered. Authorization for work exceeding forty (40) hours of work per calendar week is required from the appropriate CUSTOMER Contact and will be billed at the rates stated for such work in the applicable SOW. Charges will be invoiced monthly for services rendered and will be payable within fifteen (15) days from receipt of invoice. Ten percent of each months invoice shall be held back pending final acceptance upon completion of the project.

          2.2 In addition to the payments contemplated above, CUSTOMER shall pay for all reasonable and customary reimbursable expenses, including travel, lodging, and subsistence expenses for TRI personnel performing any services away from TRI's Omaha facility, as well as communication expenses (including but not limited to telephone, telefax, courier, express mail and dial-up data transmissions), which are incurred by TRI in the fulfillment of this Agreement, as specified herein and according to the additional terms and conditions, if any, in the applicable SOW. TRI will provide receipts to Customer in support of the reimbursable expenses.


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          2.3 All charges such as federal, state, municipal or other government excise, sales, use, or other taxes are the responsibility of CUSTOMER, except for taxes imposed on TRI's net income.

          2.4 With the exception of services disputed in good faith in writing, payment of invoices submitted to CUSTOMER for services rendered by TRI, shall be deemed to be Acceptance of the work product and services invoiced.

          2.5 Invoices will be due and payable within ten (10) days of receipt. Past due invoices shall accrue interest ant the rate of 1.5% per month or any part thereof. Payment shall be made in good U.S. funds.

3.0       CUSTOMER SUPPLIED RESOURCES

          CUSTOMER shall make available to TRI such resources under Customer's control, which are necessary for the Performance by TRI of the services contemplated hereunder, as identified in any work order.

4.0       WORK PRODUCT

          TRI agrees that all material developed, generated or produced by TRI or TRI Personnel resulting from the provision of Services, including but not limited to information, documentation, flow charts, diagrams, reports, writings, both internal and external data ("Work Product") shall be the stile and exclusive property of CUSTOMER. TRI and TRI personnel shall have no proprietary interest in the Work Product. TRI agrees that the Work Product is a work specially ordered and commissioned for use as contribution to a collective work and is a work made for hire and any materials produced, directly or indirectly, by TRI or TRI personnel resulting from the provision of Services, shall be the property of CUSTOMER with the exception of paragraph 4.1.

          4.1 Programmer's right to continue to use his "software snippets" and standard reusable procedures is not affected by this contract. Any software procedures used by programmer prior to the signing of this contract can be used by programmer in the future. Software snippets and or standard reusable procedures may be provided to CUSTOMER in binary format. Company will net introduce any part of the source code into the Public Domain.

5.0       CONFIDENTIALITY

          5.1 Both parties acknowledge that certain material and information which has or will come into the possession of each party, pursuant to this Agreement or the performance thereof, consists of the other party's confidential and proprietary information (the "Confidential Information"), and that any unauthorized use or disclosure of such confidential Information may cause irreparable damage or harm to its owner, Written Confidential information shall be marked to reflect its confidential nature. Orally or visually disclosed Confidential Information shall be identified as such at the time of disclosure and, if reduced to writing, shall be appropriately marked to reflect its confidential nature. Confidential Information may include, without


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limitation, software products (in source of object coder versions), documentation, technical information related to software products, and the research, development, trade secrets, or business affairs of the parties to this Agreement, their employees, customers, subsidiaries, affiliates and agents. Notwithstanding the foregoing, the receiving party shall have no confidentiality obligation with respect to any information received from the disclosing party which (i) was known to the receiving party prior to disclosure by the disclosing party, (II) is lawfully obtained by the receiving party from a third party under no obligation of confidentiality, (iii) is or becomes generally known or available other than by me receiving party's unauthorized disclosure, (iv) is independently developed by the receiving party, or (v) is disclosed to the third party, without any obligation of confidentiality. Both parties agree to clearly and completely reproduce all confidential marks and/or legends when copying and confidential information. The presence of a copyright notice on any Confidential Information will not constitute publication or otherwise impair the confidential nature thereof.

          5.2 Each party will (i) use the Confidential Information of the other party exclusively to perform this Agreement, and (ii) take all reasonable precautions necessary to safeguard the Confidential Information and (b) those precaution requested from time to time by the other party.

          5.3 The party receiving Confidential information pursuant to this Agreement ("Recipient") will not disclose, in whole or part, any item of the Confidential Information that the party disclosing Confidential information pursuant to this Agreement ("Disclosing Party") designates as confidential, to any individual, entity or other person except to those of Recipient's employees, consultants, or employees of a third party contracting to provide products or services to Recipient which involve the use of the Confidential Information who are contractually obligated or otherwise agree to comply with the use and non-disclosure restrictions applicable to Recipient under this Agreement.

          5.4 The parties acknowledge that any unauthorized use or disclosure of Confidential Information, received pursuant to this Agreement, by Recipient or any third party receiving such Confidential Information from Recipient, may cause irreparable damage to the Disclosing Party or its licensor. If an unauthorized use or disclosure occurs, the Recipient will immediately notify Disclosing Party and take, at Recipient's expense, all steps which may be available to recover the disclosed material and to prevent any subsequent unauthorized use or dissemination, including availing itself of actions far seizure and injunctive relief. If Recipient fails to take such steps in a timely and adequate manner, the Disclosing Party may take such steps in its own name or Recipient's name, and at Recipient's expense including, but not limited to, seeking injunctive and equitable relief against Recipient, its employees and third parties. In any event, Recipient shall be responsible for any disclosure or breach of confidentiality by any of its employees or by third parties that gained access to the Confidential Information through Recipient.

          5.5 TRI shall indemnify CUSTOMER for any losses directly attributable to CUSTOMER's Confidential Information being in the possession of any unauthorized third party as a result of TRI's negligent or intentional acts or omissions. CUSTOMER shall indemnify TRI for any losses directly attributable to TRI's Confidential Information being in the possession of any unauthorized third party as a result of CUSTOMER'S negligent or intentional acts or omissions.


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6.0       TERMINATION

          6.1 Termination. This Agreement can be terminated by either party on thirty (30) days written notice to the other party, with the exception that a breach of section 2.0, section 5.0, or section 9.2 shall be caused for immediate termination of the Agreement. If this Agreement is terminated for any reason, each party will promptly return to the other party all Confidential. Information received from the other party in connection with this Agreement and all copies or translations thereof. Termination of this Agreement will not terminate CUSTOMER's obligation to pay TRI for services rendered and reimbursable expenses incurred under the terms and conditions of this Agreement prior to the effective date of termination.

          6.2 Survival. The obligations of Sections 2.0, 5.0, 6.0, and 9.0 will survive the termination or expiration of the Agreement

7.0       WARRANTIES

          7.1 TRI warrants that the services performed hereunder will be performed in a workmanlike manner, by personnel reasonably qualified by experience and expertise to perform their assigned tasks.


8.0       Disclaimers

          8.1 THE WARRANTIES CONTEMPLATED BY SECTION 7.0 ABOVE ARE EXCLUSIVE. TRI MAKES NO OTHER WARRANTIES, EXPRESSED OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE OF THE SERVICES OR ANY OTHER ITEM FURNISHED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMINTED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

          8.2 UNDER NO CIRCUMSTANCES WILL TRI OR ITS EMPLOYEES, OFFICERS, DIRECTORS, SHAREHOLDERS OR SUBSIDIARY CORPORATION(S) BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL. SPECIAL. OR PUNATIVE DAMAGES, WHETHER FORESEEABLE OR UNFORESEEABLE, BASED ON CLAIMS OF CUSTOMER OR ITS CUSTOMERS (INCLUDING, BUT NOT LIMITED TO, CLAIMS FOR LOSS OF DATA, GOODWILL, PROFITS, USE OF MONEY OR THE USE OF PRODUCTS, INTERRUPTION IN USE OR AVAILABILITY OF DATA, LIMITATION, STOPPAGE OR OTHER WORK OR IMPARIMENT OF OTHER ASSETS), ARISING OUT OF BREACH OF FAILURE OF EXPRESS OR IMPLIED WARRANTY, BREACH OF CONTRACT, MISREPRESENTATION, NEGLIGENCE, STRICT LIABILITY IN TORT OR OTHERWISE. IN NO EVENT WILL THE AGGREGATE LIABILITY WHICH PLANET AND ITS RELATED PERSONS AND COMPANIES MAY INCUR IN ANY ACTION OR PROCEEDING EXCEED THE TOTAL AMOUNT THAT CUSTOMER HAS ACTUALLY PAID TO PLANET.


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9.0       MISCELLANEOUS

          9.1 CUSTOMER and TRI agree that during the term of any work order and for a period of six (6) months after completion of any work order under this Agreement, Customer and TRI agree not to hire as an employee or a consultant any employee of the other party, unless modified by the parties under a SOW.

          9.2 In the event that either party shall cease conducting business, becomes insolvent, make a general assignment for the benefit of creditors, suffer or permit the appointment of a receiver for its business assets, or shall avail itself of or become subject to. any proceeding under applicable bankruptcy laws or any statue relating to the insolvency or the protection of rights of creditors, then at the option of the other party this Agreement shall terminate and any property or rights of such other party, tangible or intangible, shall forthwith be returned to it.

          9.3 Neither party shall be responsible for delays resulting from acts beyond its control. Such acts shall include, but not be limited to, acts of God, strikes, blackouts, riots, acts of war, epidemics, governmental regulation, fire, communication line failure, earthquakes or other disasters.

          9.4 No party may commence action under this Agreement more than one
(1) year after the occurrence of an event of default, or in the event such default is not discoverable by the injured party when it has occurred, more than one (1) year after such default could, and in the exercise of due diligence would have been discovered.

          9.5 This Agreement is not assignable or transferable in any manner, without the prior written consent of the other party. Any disapproved assignment or transfer shall be void.

          9.6 No amendment to this Agreement shall be effective unless it is in writing and signed by a duly authorized representative of each party.

          9.7 In the event an inconsistency exists between this Agreement and any SOW, the terms of the SOW shall control, In the case of an SOW with a termination date which falls after the expiration of this Agreement, the parties may agree that the SOW (i) will be completed according to the terms and conditions set forth therein, and (ii) will extend the term of this Agreement necessary for its completion.

          9.8 If any provision of this Agreement is prohibited by or declared invalid, illegal or unenforceable by any court of competent jurisdiction this Agreement shall be considered divisible as to such provision and all other provisions of this Agreement shall remain in full force and effect.

          9.9 This Agreement shall be governed by and interpreted according to the laws of the State of Nebraska, U.S.A., except its conflict of law principles which are hereby excluded.

          9.10 CUSTOMER agrees that any consulting services or other "work product" including, but not limited to, business plans, reports, designs and software, disputed in good faith in writing,

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shall be deemed to be unacceptable for use and unfit for CUSTOMER's intended use. In the event CUSTOMER fails to pay an invoice submitted to CUSTOMER by TRI, because of a good faith dispute regarding the acceptability of TRI's work product, CUSTOMER agrees that it shall be precluded from using the disputed work product until such invoice has been paid in full, Furthermore, CUSTOMIER acknowledges that TRI shall be entitled to injunctive relief, preventing CUSTOMER from using, or in an way profiting or allowing a third party to profit from the disputed work product delivered hereunder.

          9.11 This Agreement shall not be construed to constitute either party as an employee, attorney-in-fact, franchisee, agent, business partner or legal representative of the other party.

          9.12 Tri or CUSTOMER may publicize the execution of this Agreement without disclosing its content.

          9.13 Any dispute relating to the interpretation or performance of this contract shall be resolved at the request of either party through binding arbitration. Arbitration shall be conducted in Omaha, Nebraska, in accordance with the then-existing rules of the American Arbitration Association. Judgment upon any award by the arbitrators may be entered by the state or federal court having jurisdiction. The parties intend that this agreement to arbitrate be irrevocable.





IN WITNESS WHEREOF, CUSTOMER and TRI have caused this Agreement to be executed by the duly authorized representative:











ATTACHMENT(S):
STATEMENT(S) OF WORK, A1 (AND SUBSEQUENT A#'S)